Exhibit 99.1
Esperion Reports First Quarter 2022 Financial Results and Provides Company Update

– Unprecedented CLEAR Outcomes Study Approaching 95% MACE Accumulation–

– U.S. Net Product Revenue of NEXLETOL® (bempedoic acid) Tablets and NEXLIZET® (bempedoic acid and ezetimibe) Tablets Grew approximately 109% Y/Y to $13.4 Million in the First Quarter 2022–

– Retail Prescription Equivalents Grew 56.7% Year over Year –

ANN ARBOR, Mich., May 3, 2022 (GLOBE NEWSWIRE) -- Esperion (NASDAQ: ESPR) today reported financial results for the first quarter ended March 31, 2022 and provided a business update.

"During the first quarter of 2022, our team remained focused on our two primary objectives, delivering on our promise to drive consistent growth for NEXLETOL® and NEXLIZET®, available today, and advancing our unprecedented CLEAR Outcomes trial, which is approaching 95% MACE accumulation,” said Sheldon Koenig, president and chief executive officer of Esperion. “Looking ahead to what will be a significant year for Esperion, we continue to anticipate achieving 100% MACE accumulation during the second half of this year, with a topline readout in the first quarter of 2023. With cardiovascular disease persisting as the leading cause of death in the United States, and heart disease and stroke mortality rates rising sharply since the onset of the COVID-19 pandemic, these results remain of critical importance for millions of patients suffering from cardiovascular disease. CLEAR is the first and only outcomes study to focus predominantly on patients who are unable to achieve their LDL cholesterol goals with existing treatment options, with a particular focus on patient groups that are historically underrepresented in clinical trials. The results have the potential to demonstrate the significant role of bempedoic acid in the cardiovascular disease therapy landscape.”

2022 Key Accomplishments and Recent Highlights

•Approaching 95% MACE Accumulation in the CLEAR Outcomes Trial
•Partner Daiichi Sankyo continued European rollout of NILEMDO® and NUSTENDI® into UK and most recently Belgium, Switzerland and the Netherlands in the first quarter; at least 52,000 European patients now on therapy as of March 2022
•Announced appointment of Stephen Rocamboli to Esperion Board of Directors
•Announced support of collaborative pragmatic trial with an integrated and learning health care delivery system in northern California to study the effects of NEXLIZET (bempedoic acid and ezetimibe) in reducing LDL-cholesterol following a recent acute coronary syndrome event
•Announced key NEXLETOL data presentations at the American College of Cardiology’s 71st Annual Scientific Session & Expo. The findings from the pooled analyses of Phase 3 NEXLETOL data demonstrated that bempedoic acid can be utilized to significantly lower LDL-C in patients with conditions such as hypertension which are associated with increased cardiovascular risk, further expanding the understanding of NEXLETOL in high-risk and diverse patient populations.
•Announced key publications in peer-reviewed journals
◦Pooled Phase 3 data demonstrating the efficacy and safety of bempedoic in patients not receiving statins were published in the Journal of Clinical Lipidology. The results highlighted that a cohort of patients taking bempedoic acid without statins observed statistically significant reductions (p<0.001) in LDL-C compared to placebo.
◦Pooled Phase 3 data demonstrating that bempedoic acid significantly and consistently lowered LDL-C levels compared to placebo in patients regardless of baseline glycemic status were published in the journal Diabetes, Obesity, and Metabolism.
◦Data from our CLEAR Harmony open-label extension (OLE) study were published in the American Journal of Cardiology. The results reinforced the long-term safety and efficacy profile of bempedoic acid, which produced stable reductions in LDL-C and the OLE results continued to support the existing body of data that suggests bempedoic acid is effective as a durable adjunct treatment to maximally tolerated statins to treat hypercholesterolemia in a diverse group of patients typically under-represented in studies of ASCVD. Notably, the safety profile of bempedoic acid in the OLE study was comparable to findings from the parent study and no new safety concerns were observed.

First Quarter 2022 Financial Results

Total revenue for the first quarter ended March 31, 2022, was $18.8 million compared to $8.0 million for the first quarter of 2021, an increase of approximately 135% year over year.

U.S. product revenue for the first quarter ended March 31, 2022, was $13.4 million, compared to $6.4 million for the comparable period in 2021, an increase of approximately 109% year over year.

Royalty revenue for the first quarter ended March 31, 2022, was $1.1 million compared to $0.6 million for the comparable period in 2021, an increase of 83%. Royalty and partner revenue grew approximately 244% compared to Q1 2021, driven by launches in Belgium, Switzerland, and the Netherlands and continued growth in previously launched territories.

R&D expense for the first quarter was $24.3 million compared to $28.0 million for the comparable period in 2021, a decrease of 13% year over year, primarily related to a reduction in alternative supply manufacturing and compensation costs.

SG&A expense was $30.4 million for the first quarter ended March 31, 2022, compared to $61.1 million for the comparable period in 2021, a decrease of 50% year over year. These decreases reflect savings from the transformative plan implemented in the fourth quarter of 2021 as well as a $13.3 million one-time charge associated with a legal settlement in first quarter of 2021.

Esperion had a net loss of $56.7 million for the first quarter of 2022, compared to a net loss of $90.9 million for the comparable period in 2021. ESPERION had a basic and diluted net loss per share of $0.93 for the first quarter of 2022, compared to a basic and diluted net loss per share of $3.50 for the comparable period in 2021.

As of March 31, 2022, cash, cash equivalents, restricted cash and investment securities available-for-sale totaled $268.5 million compared with $309.3 million on December 31, 2021.

ESPERION ended the quarter with approximately 61.1 million shares of common stock outstanding, excluding the 2.0 million treasury shares to be purchased in the prepaid forward transaction as part of the convertible debt financing.

2022 Financial Outlook

The Company is reaffirming its prior operational expense guidance. Research and Development expenses for the full year 2022 are expected to be $100 million to $110 million. Selling, General and Administrative expenses for the full year 2022 are expected to be $120 million to $130 million.

Esperion expects full-year 2022 operating expenses to be approximately $220 million to $240 million, inclusive of $25 million of non-cash, stock-based compensation expense.

Conference Call and Webcast Information

Esperion will host a conference call and webcast today, May 3, 2022, at 8:00 A.M. Eastern Time to discuss first quarter 2022 financial results and provide a company update. The call can be accessed by dialing (877) 831-3840 (domestic) or (253) 237-1184 (international) five minutes prior to the start of the call and providing the access code 1489326.

A live audio webcast can be accessed on the investors and media section of the Esperion website at investor.esperion.com. Access to the webcast replay will be available approximately two hours after completion of the call and will be archived on the Esperion website for approximately 90 days.

CLEAR Cardiovascular Outcomes Trial

The effect of bempedoic acid on cardiovascular morbidity and mortality has not been determined. Esperion initiated a global cardiovascular outcomes trial (CVOT) to assess the effects of bempedoic acid on the occurrence of major cardiovascular events in patients with, or at high risk for, cardiovascular disease (CVD) who are only able to tolerate less than the lowest approved daily starting dose of a statin. The CVOT — known as CLEAR Cardiovascular Outcomes Trial — is an event-driven, global, randomized, double-blind, placebo-controlled study that completed enrollment in August 2019 of over 14,000 patients with hypercholesterolemia and high CVD risk at over 1,200 sites in 32 countries.

Esperion Therapeutics
Esperion works hard to make our medicines easy to get, easy to take and easy to have. We discover, develop, and commercialize innovative medicines and combinations to lower cholesterol, especially for patients whose needs aren’t being met by the status quo. Our entrepreneurial team of industry leaders is inclusive, passionate and resourceful. We are singularly focused on managing cholesterol so you can improve your health easily. Esperion commercializes NEXLETOL® (bempedoic acid) and NEXLIZET® (bempedoic acid and ezetimibe) Tablets and is the leader in the development of convenient oral, once-daily non-statin LDL-cholesterol lowering drugs for patients with high levels of bad cholesterol. For more information, please visit www.esperion.com and follow us on Twitter at www.twitter.com/EsperionInc.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding marketing strategy and commercialization plans, current and planned operational expenses, future operations, commercial products, clinical development, including the timing, designs and plans for the CLEAR Outcomes study and its results, plans for potential future product candidates, financial condition and outlook, including expected cash runway, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the impact of the ongoing COVID-19 pandemic on our business, revenues, results of operations and financial condition, the net sales, profitability, and growth of Esperion’s commercial products, clinical activities and results, supply chain, commercial development and launch plans, and the risks detailed in Esperion’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Contact:
Esperion Corporate Communications
corporateteam@esperion.com

ESPERION Therapeutics, Inc.

Balance Sheet Data
(In thousands)
(Unaudited)

	March 31, 2022	December 31, 2021
Cash and cash equivalents	$150,364	$208,892
Restricted cash	50,000	50,000
Investments	68,138	50,441
Working capital	211,734	255,620
Total assets	342,853	381,590
Revenue interest liability	266,837	257,039
Convertible notes, net of issuance costs	258,678	258,280
Common stock	61	61
Accumulated deficit	(1,163,108)	(1,106,377)
Total stockholders' deficit	(249,040)	(196,944)

ESPERION Therapeutics, Inc.

Statement of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenues:
Product sales, net	$13,354	$6,350
Collaboration revenue	5,482	1,628
Total Revenues	18,836	7,978

Operating expenses:
Cost of goods sold	7,125	1,784
Research and development	24,319	27,954
Selling, general and administrative	30,381	61,064
Total operating expenses	61,825	90,802

Loss from operations	(42,989)	(82,824)

Interest expense	(14,062)	(8,125)
Other income, net	320	14
Net loss	$(56,731)	$(90,935)

Net loss per common share - basic and diluted	$(0.93)	$(3.50)

Weighted-average shares outstanding - basic and diluted	60,954,755	25,991,817